Exhibit 10.8

Executive Officer RSU Award

PENTAIR PLC 2012 STOCK AND INCENTIVE PLAN

GRANT AGREEMENT

RESTRICTED STOCK UNITS

[Name of Grantee]:

The Compensation Committee has awarded you the following grant under the Pentair plc 2012 Stock and Incentive Plan (the “Plan”).

Grant Information

Number of Restricted Stock Units Granted:

Vesting Schedule: The units vest over the following schedule:

___ of the units on the ___

___ of the units on the ___

___ of the units on the ___

This grant also includes Dividend Equivalent Units, which are described below.

Specific terms of this grant not specified above, such as the Date of Grant and any performance thresholds for vesting, are set forth in the cover letter that accompanies this grant agreement.

Terms and Conditions of this Grant

•	The Restricted Stock Units become “vested” on the vesting dates noted above, provided any required performance goals have been satisfied. The Shares underlying the Restricted Stock Units will be issued upon vesting. In the event the vesting date falls on a weekend day or holiday, the Restricted Stock Units will vest and Shares will be issued on the next trading day.

•	You may defer these Restricted Stock Units under the employer’s non-qualified deferred compensation plan. If you make a deferral election, then the Restricted Stock Units subject to that election will not be paid upon vesting, but will instead be paid pursuant to the terms of the non-qualified deferred compensation plan.

•	Each Restricted Stock Unit includes one Dividend Equivalent Unit. A Dividend Equivalent Unit entitles you to a cash payment equal to the cash dividends declared on a Share of stock during the vesting period. Payment of the Dividend Equivalent Units will be made to you in cash as soon as practicable after the dividend payment date. Dividend Equivalent Units are not eligible for dividend reinvestment.

•	If your employment with the Company terminates (voluntarily or involuntarily) before your Restricted Stock Units are 100% vested, then all nonvested Restricted Stock Units will be forfeited. Exceptions to this rule are made for certain types of terminations, including termination due to death, Disability, Retirement or a Covered Termination, in accordance with the terms of the Plan.

•	If the Restricted Stock Units vest upon termination of employment, then the Shares underlying the Restricted Stock Units that vest will be issued promptly after your termination. If, however, you are a “specified employee” within the meaning of Code Section 409A at the time of your termination and if the Restricted Stock Units vest due to your Retirement, termination as a result of Disability or Covered Termination, then the issuance of the Shares for those vested Restricted Stock Units will be delayed for six months following your termination to the extent needed to comply with Code Section 409A.

•	The Restricted Stock Units will also vest upon a Change of Control provided you are still employed with the Company immediately prior to the Change of Control. The term “Change of Control” as applied to your Restricted Stock Units is modified to comply with Code Section 409A.

•	You cannot vote Restricted Stock Units.

•	You may not sell, assign, transfer, pledge as collateral or otherwise dispose of your Restricted Stock Units at any time during the vesting period.

Taxation of Award

•	The Fair Market Value of the Shares that are issued upon vesting of the Restricted Stock Units and the cash paid in respect of Dividend Equivalent Units generally will be considered taxable compensation, and may be subject to withholding taxes.

•	If you are Retirement eligible while this award is in effect, or if you are eligible to retain this award on a termination that is not an involuntary termination within the meaning of Code Section 409A, then the value of your Restricted Stock Units that would be vested if you actually retired or terminated will be subject to Federal Insurance Contributions Act (“FICA”) taxes even if the award is not yet paid. Normally, such FICA taxes will be withheld at the end of the calendar year. A similar rule applies upon termination due to Disability if the issuance of the Shares is subject to the 6-month delay under Code Section 409A.

•	If we or any of our affiliates is required to withhold any applicable withholding or similar taxes or other amounts in respect of any income recognized by you as a result of the grant, vesting, payment or settlement of the Restricted Stock Units or disposition of any Shares acquired under an Award, we may deduct cash (or require an affiliate to deduct cash) from any payments of any kind otherwise due to you, or, with the consent of the Committee, Shares otherwise deliverable or vesting, to satisfy such tax obligations. Alternatively, we may require you to pay to us or an affiliate, in cash, promptly on demand, or make other arrangements (including our redemption, repurchase or other reacquisition of Shares otherwise delivered or deliverable to you) satisfactory to us regarding the payment to us or an affiliate of the aggregate amount of any such taxes and other amounts.

•	Please refer to the Frequently Asked Questions (FAQs) for Restricted Stock Units for information about the methods of payment of your tax withholding obligations.

General

•	The grant of this Plan award to you does not limit in any way the right of the Company to terminate your employment at any time for any reason, nor does it guarantee you will receive Plan awards in subsequent years.

•	The vesting of this award may be suspended or delayed as a result of a leave of absence.

•	In addition to the terms and conditions contained in this grant agreement, this award is subject to the provisions of the Plan document and Prospectus as well as applicable rules and regulations issued under local tax and securities laws and New York Stock Exchange rules. Capitalized terms used in this grant agreement have the meanings given in the Plan.

•	If the Compensation Committee of the Pentair plc Board of Directors (the “Committee”) determines that recoupment of incentive compensation paid to you pursuant to this grant agreement is required under any law or any recoupment policy of the Company, then your Restricted Stock Units will terminate immediately on the date of such determination to the extent required by such law or recoupment policy and the Committee may recoup any such incentive compensation in accordance with such recoupment policy or as required by law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder.

•	The Committee may amend or modify the Plan at any time but generally such changes will apply to future Plan awards. The Committee may also amend or modify this award, but most changes will require your consent.

•	As a condition to the grant of this award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this agreement will be interpreted by the Committee and that any interpretation by the Committee of the terms of this agreement or the Plan, and any determination made by the Committee under this agreement or the Plan, will be final, binding and conclusive.

•	If you are an officer or other employee of the Company, you agree that, as a key employee of the Company, you may have access to customer lists, trade secrets and other confidential information of the Company. During your employment or at any time after your employment ends, you agree not to disclose or make available to any person or firm confidential information of the Company, unless such disclosure is required by law. Any actual or threatened violation of your duty not to divulge confidential information will entitle the Company to legal and equitable remedies, including preliminary and permanent injunctive relief and attorney’s fees.

•	For purposes of this agreement, the word “Company” means Pentair plc or any of its subsidiaries or any of their business units.